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                                                                      EXHIBIT 21

                             SUBSIDIARIES OF HEXCEL

                       Hexcel Centre de Coordination, S.A.

                          Hexcel Chemical Products Ltd.

                       Hexcel do Brasil Servicos S/D Ltda.

                                  Hexcel Espana

                                 Hexcel Far East

                        Hexcel Foreign Sales Corporation

                                Hexcel Foundation

                               Hexcel France S.A.

                                   Hexcel GmbH

                              Hexcel International

                              Hexcel Italia, S.r.l.

                                   Hexcel S.A.

                              Hexcel S.A. - Belgium

                                Hexcel U.K., Ltd.